Exhibit 99.1


        Dillard's Celebrates Grand Opening at Southaven Towne Center near
                           Memphis (Southaven, MS), TN


     CHATTANOOGA, Tenn. & LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 8, 2006--CBL & Associates Properties, Inc. (NYSE:CBL) and Dillard's, Inc. (NYSE:DDS) today celebrated the grand opening of Dillard's new store at Southaven Towne Center, an open-air shopping center near Memphis (Southaven, MS), TN. Dillard's joins JCPenney, numerous junior anchors and more than 30 specialty retailers and restaurants that opened in October 2005. Southaven Towne Center is 100% leased and committed.
     "We are excited to celebrate the grand opening of Dillard's at Southaven Towne Center," said Stephen Lebovitz, president of CBL & Associates Properties, Inc. "Dillard's complements the dynamic tenant mix at this open-air retail destination. We are confident that Dillard's will experience the tremendous success and strong sales at Southaven Towne Center, as other retailers have experienced during the past six months."
    The 155,000 square-foot, two-level Dillard's will feature a broad selection of merchandise including the latest in fashion excitement for women, men, juniors and children as well as cosmetics and selections for the home. These selections will reflect the company's renewed focus on more upscale and contemporary fashions including products sourced and marketed under Dillard's exclusive brand names.
     Commenting on the grand opening, Dillard's Chief Executive Officer, William Dillard II, said, "We are tremendously proud to celebrate the grand opening of Dillard's at Southaven Towne Center. We believe that our newest offering to the Memphis-area will please our customers by providing a pleasant and exciting shopping experience in a convenient and easily accessible location. Our new Dillard's store has a great selection of merchandise specifically tailored to the tastes and preferences of our existing and new Memphis-area customers."
     Starting on the main level of Dillard's, customers will be greeted by a state-of-the-art cosmetics department. Shoppers will find well-known brands such as Lancome, Clinique and Estee Lauder. Flooring in the cosmetics area is imported Powder Rose marble. Adjacent to the cosmetics area is one of Dillard's largest women's shoe departments stocking up to 50,000 pairs of shoes.
     The men's department is nearby with beautiful Junga Praire stone aisles and fashionable men's sportswear presentations by designers such as Daniel Cremieux and Ralph Lauren. The second level of the store is home to women's clothing. Aisles of Diano Real marble lead the shopper through an impressive array of fashions by Antonio Melani, Intuitions, BCBG and many others.
     Southaven Towne Center is a 438,000 square-foot regional, open-air shopping destination featuring Dillard's, along with JCPenney, plus seven junior anchors including Circuit City, Linens 'n Things, Pier 1, Sportsman's Warehouse, Cost Plus World Market and more than 30 small shop retailers and numerous restaurants, almost all making their debut in the market. Gordmans and Books-A-Million will join Southaven Towne Center in April and November, respectively.
     Southaven Towne Center is expected to contribute approximately 1,000 jobs to the local economy and produce in excess of $100 million annually in retail sales. Located in the southeast quadrant of Interstate 55 and Goodman Road, the shopping center features an open-air pedestrian environment with extensive landscaping and a variety of stylish, eye-catching architectural elements.
     Businesses interested in obtaining leasing information about Southaven Towne Center should contact Laura Ligon, leasing manager, CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, TN 37421-6000, telephone (423) 490-8620, email laura_ligon@cblproperties.com. For outparcel information, interested companies should contact Larry Champion, director of peripheral property, at the same address above, telephone (423) 490-8365, email larry_champion@cblproperties.com.
     CBL & Associates Properties, Inc. owns and manages three regional malls in Mississippi including Bonita Lakes Mall in Meridian, Pemberton Square in Vicksburg and Turtle Creek Mall in Hattiesburg. CBL owns and/or manages eight regional malls in Tennessee including Hamilton Place in Chattanooga, Governor's Square in Clarksville, Old Hickory Mall in Jackson, Foothills Mall in Maryville, College Square in Morristown, Hickory Hollow Mall, CoolSprings Galleria and RiverGate Mall in Nashville.

     About Dillard's

     Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.7 billion. The company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The company comprises 330 stores spanning 29 states, all operating with one nameplate - Dillard's. For more information, visit www.dillards.com.

     About CBL

     CBL is one of the largest and most experienced owners and developers of malls and shopping centers in the country. CBL owns, holds interests in or manages 132 properties, including 79 regional malls/open-air centers. The properties are located in 27 states and total 74.0 million square feet including
2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has ten projects under construction totaling 2.3 million square feet including Phase II of Gulf Coast Town Center in Ft. Myers, FL; two open-air shopping centers; a community center, two associated centers and four expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at www.cblproperties.com.


    CONTACT: CBL & Associates Properties, Inc.
             Deborah Gibb, 423-490-8315
             deborah_gibb@cblproperties.com
             or
             Dillard's, Inc.
             Julie Bull, 501-376-5965
             julie.bull@dillards.com